Stereotaxis Niobe® System Receives Highest Reimbursement Classification in Japan

ST. LOUIS, MO, October 23, 2013 – Stereotaxis, Inc. (NASDAQ: STXS) announced today that the Ministry of Health, Labor and Welfare (MHLW) in Japan has classified its Niobe® Magnetic Navigation System as a C2 medical device. The C2 classification recognizes the Niobe system as a new, distinctive technology with clinical benefits and is the highest of five reimbursement categories for medical devices in Japan. The MHLW also approved reimbursement for two electrophysiology (EP) ablation catheters compatible with Niobe magnetic navigation, effective October 1, 2013.

Japan’s MHLW, which controls the country’s reimbursement rates, will establish a more permanent

“technical fee” for procedures using the Niobe system during its biennial review of insurance reimbursement pricing for C2 devices before April 1, 2014. Until then and effective October 1, 2013, MHLW authorized a temporary “technical fee” of 343,700 yen (or approximately $3,500) per Niobe procedure, which the Company says sufficiently covers the costs associated with Niobe’s disposable unit for catheter advancement (QuikCAS).

This milestone represents an important step toward a more permanent reimbursement coverage of the Niobe system in Japan, the second largest medical device market worldwide, behind the U.S. Stereotaxis received Shonin, or regulatory, approval of Niobe in Japan in March and is in the process of selecting an in-country distributor, identifying potential customers and recruiting for part-time resources.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital or otherwise address ongoing liquidity challenges on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms or at all, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Press Contact:	Investor Contact:
Frank Cheng	Todd Kehrli / Jim Byers
Senior Vice President, Marketing and	MKR Group, Inc.
Business Development	323-468-2300
314-678-6111	stxs@mkr-group.com